Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-175839) on Form S-8 of Shire, plc of our report dated June 24, 2014, with respect to the statements of net assets available for benefits of Shire US Holdings, Inc. 401(k) Savings Plan (the plan formerly known as Shire Pharmaceuticals Inc. 401(k) Savings Plan) as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of Shire US Holdings, Inc. 401(k) Savings Plan.

/s/ Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants
West Chester, Pennsylvania
June 24, 2014